                           YORK RESEARCH CORPORATION
                                280 PARK AVENUE
                                SUITE 2700 WEST
                            NEW YORK, NEW YORK 10017
                                 (212) 557-6200
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 17, 1997

    The Annual Meeting of the Stockholders of York Research Corporation (a Delaware corporation) will be held at The Intercontinental Hotel, 111 East 48th Street, New York, New York, on Thursday, July 17, 1997 at 10:00 A.M., for the following purposes:

        1. to elect a director;

        2. to ratify the appointment of Grant Thornton LLP as the independent certified public accountants for the fiscal year ending February 28, 1998;

and to transact such other business as may properly come before the meeting or adjournments thereof.

    The Board of Directors has fixed the close of business on June 13, 1997 as the time as of which stockholders of record of York Research Corporation who are entitled to notice of and to vote at such meeting shall be determined.

                                          By Order of the Board of Directors
                                          Michael Trachtenberg
                                          Secretary

280 Park Avenue
New York, New York 10017
June 16, 1997
                            ------------------------

                             YOUR VOTE IS IMPORTANT

    WE ENCOURAGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING.

                           YORK RESEARCH CORPORATION
                                280 PARK AVENUE
                                SUITE 2700 WEST
                            NEW YORK, NEW YORK 10017
                                 (212) 557-6200
                              PROXY STATEMENT FOR
                      1997 ANNUAL MEETING OF STOCKHOLDERS

    The enclosed proxy is solicited by the Board of Directors (the "Board") of York Research Corporation, a Delaware corporation (the "Company") for voting at the 1997 Annual Meeting of Stockholders of the Company (the "Meeting"). The Meeting will be held on Thursday, July 17, 1997 at 10:00 a.m., at The Intercontinental Hotel, 111 East 48th Street, New York, New York, for the following purposes: (i) to elect a Class C director (Item 1); and (ii) to ratify the selection of Grant Thornton LLP by the Board as independent certified public accountants for the Company for the fiscal year ending February 28, 1998 (Item
2). As of June 16, 1997, the approximate date on which this Proxy Statement and the accompanying proxy card will first be mailed to stockholders, the Board had no knowledge of any other business to be presented to the Meeting, but if any other business is properly brought before the Meeting, the persons named in the enclosed form of proxy will vote according to their discretion.

    The Company's Annual Report for its fiscal year ended February 28, 1997 is enclosed herewith. Such report is not to be treated as part of these proxy soliciting materials.

    Stockholders of record at the close of business on June 13, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting or any adjournment thereof.

                            EXPENSES OF SOLICITATION

    The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement it. Such solicitation will be made by mail and may also be made by personal solicitation by the Company's regular officers or employees, who will receive no special compensation therefor. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners.

                 NUMBER OF SHARES OUTSTANDING AND VOTING RIGHTS

    The Company presently has authorized 50,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of which 14,854,132 shares were issued and outstanding as of May 31, 1997. The Company also has authorized 10,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Stock"), and 6,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). No shares of Class A Stock or of Preferred Stock were issued and outstanding on the Record Date.

    The holders of shares of Common Stock on the Record Date are entitled to one vote per share on all matters. A quorum for the Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Approval by the holders of a majority of the shares of Common Stock present in person or by proxy and voting at the Meeting, provided a quorum is present, is required (i) for the election of the Class C director (Item 1); and (ii) to ratify the selection of Grant Thornton LLP by the Board as independent certified public accountants for the Company for the fiscal year ending February 28, 1998 (Item 2).

                                    PROXIES

    The proxy solicited by this Proxy Statement may be revoked by the stockholder giving such proxy at any time before the proxy is exercised, and the giving of such proxy will not affect the right of any stockholder to vote in person should he or she find it convenient to attend the Meeting. The shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the directions given. Regarding the election of the Class C director (Item
1), stockholders may vote in favor of the nominee or abstain. With respect to the ratification of the appointment of Grant Thornton LLP as independent certified public accountants (Item 2), stockholders may vote in favor of the proposal, against the proposal or may abstain from voting. With respect to both Items 1 and 2, if the stockholder abstains from voting, the shares are considered present at the meeting for such item but, since they are not affirmative votes for the item, they will have the same effect as votes against the item. With respect to broker non-votes on items 1 and 2, the shares are not considered present at the meeting for such items and they are therefore not counted in respect of such items. Such broker non-votes do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such item by reducing the total number of shares from which the majority is calculated.

ITEM 1.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is classified into three classes of directors: Class A, Class B and Class C. A director in each class is elected at each Annual Meeting of Stockholders to hold office for a three-year term and until successors of such class are elected and have qualified. A director in Class C is being nominated for election at the Meeting.

    The following person has been nominated for election as director of the Company in the class indicated. The nominee has consented to his nomination and has agreed to serve if elected. If, however, the nominee should not be available for election, the persons named as proxies may vote for other persons in their discretion. Management has no reason to believe that the nominee will be unavailable for election. The Company does not have a nominating committee.

    A brief statement setting forth the age (at the Record Date), the principal occupation during the past five years, the year in which first elected as a director and other information concerning the nominee and the remaining directors whose terms of office will continue beyond the Meeting, appear below:

    MR. STANLEY WEINSTEIN (Class C), 71, was elected to fill a vacancy on the Board of Directors in May, 1995. Until 1991, Mr. Weinstein was a partner at Deloitte and Touche, certified public accountants, and since such date, has been an independent consultant.

                       THE BOARD OF DIRECTORS RECOMMENDS
                       A VOTE FOR THE NOMINEE NAMED ABOVE

    The term of office of the following directors will continue beyond the
Meeting:

    MR. ROBERT M. BENINGSON (Class A), 68, was elected a director of the Company in October 1981. In February 1982, Mr. Beningson was elected Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Beningson is Chief Executive Officer and Chairman of the Board of each of the Company's subsidiaries. Previously, Mr. Beningson was Chairman of the Board of Directors of the Company between 1968 and 1979.

    MR. H. CLIFTON WHITEMAN (Class B), 71, was elected to the Board of Directors in July 1991. From March 1982 through March 1989, Mr. Whiteman served as Executive Vice President of The Bank of Tokyo Trust Company. Following his retirement in April 1989, he was a consultant to The Bank of Tokyo Group in New York City until April 1992. Mr. Whiteman serves on the Board of Directors of CB Bancshares, Inc.

EXECUTIVE OFFICERS

    The executive officers of the Company are:

NAME                                                                      POSITION
---------------------------------------------------  ---------------------------------------------------
Robert M. Beningson................................  Chairman of the Board, President and Chief
                                                       Executive Officer
Michael Trachtenberg...............................  Executive Vice President, Chief Financial and
                                                       Accounting Officer and Secretary
Robert C. Paladino.................................  Executive Vice President

    See the description under the heading "ELECTION OF DIRECTORS," above, for background of Robert M. Beningson.

    Michael Trachtenberg, 48, a Certified Public Accountant, joined the Company in January 1987 and was elected Vice President, Chief Financial Officer and Secretary in March 1987. From November 1985, until joining the Company Mr. Trachtenberg was a financial consultant in private practice. Prior thereto, Mr. Trachtenberg was Vice President-Finance and Chief Financial Officer of S&S Corrugated Paper Machinery Co., Inc. From 1980 to 1984, Mr. Trachtenberg held various positions with Carter Day Industries, Inc., an agricultural equipment manufacturer and energy and environmental systems company, culminating in his appointments as Vice President, Treasurer and Chief Financial Officer.

    Robert C. Paladino, 46, joined the Company in January 1987 and was elected Executive Vice President in April 1990. From October 1980 until joining the Company , Mr. Paladino was Senior Vice President and General Counsel of NPS Technologies Group, Inc., an engineering and construction company serving the electric utility industry. From 1974 to 1980, Mr. Paladino held various positions with the Edison Electric Institute, the national organization for the investor-owned electric utility industry, culminating in his appointment as Director of Fossil Fuels and Assistant to the President.

    There are no family relationships between or among any directors or executive officers of the Company.

COMMITTEES AND MEETINGS OF THE BOARD

    The Board has three committees--the Compensation Committee, the Incentive Stock Option Committee and the Audit Committee. The Compensation Committee reviews the performance of employees of the Company and determines their compensation. The Incentive Stock Option Committee administers the stock option plans of the Company. The Audit Committee oversees the accounting, reporting and audit practices established by management of the Company. Messrs. Weinstein and Whiteman are members of all three Committees. In addition to numerous informal meetings of the Board of Directors during the year, during the fiscal year ended February 28, 1997, the Board met two times, the Compensation Committee met one time, the Incentive Stock Option Committee did not meet and the Audit Committee met one time. Each of the directors attended all of the meetings of the Board and each Committee on which he sat during such year.

                           COMPENSATION OF DIRECTORS

    Non-employee directors receive no fees for attending Board or Committee meetings. However, both Mr. Whiteman and Mr. Weinstein serve as consultants to York and render advice, consultation and reports to York on such matters as are requested by the executive officers or the Board of Directors. In both Fiscal 1997 and 1996, Mr. Whiteman received $24,000. Mr. Weinstein received $24,000 in Fiscal 1997 and $18,000 in Fiscal 1996. Also during Fiscal 1996, Mr. Weinstein received warrants to purchase 20,000 shares of common stock at $5.44 per share, the market price at the time of grant. Mr. Whiteman is indebted to the Company for $125,000 related to a demand loan which bears interest at prime.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    THE MEMBERS OF THE COMPENSATION COMMITTEE ARE MR. Weinstein and Mr. Whiteman. Mr. Whiteman and Mr. Weinstein provide consulting services to the Company. Compensation for these services is determined by agreement with Mr. Beningson, the Chief Executive Officer of the Company, whose compensation is set by the Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE

    The members of the Compensation Committee (the "Compensation Committee") for the fiscal year ended February 28, 1997 were Messrs. Whiteman and Weinstein.

    The Committee reports as follows:

COMPENSATION PHILOSOPHY AND OBJECTIONS

    The guiding principal by which the Committee develops and administers annual and long-term compensation plans is to align the interests and goals of executive management with those of the Company's shareholders. The key elements of this philosophy are:

        1. Establishing base salary plans which provide cash compensation that is commensurate with the operating, financial and strategic goals of the Company. The salaries of executive officers are listed in the Summary Compensation Table. Each of these officers' salaries is reviewed periodically, giving appropriate consideration to the following factors: (a) The individual's performance and contribution, during the period, to the Company's goals; (b) his experience; (c) his level of responsibility for corporate results and functions; (d) internal equity; and (e) external pay practices.

        2. Providing meaningful equity-based incentives for executives and others in the Company to encourage and reward effective management and employee performance, resulting in long-term corporate financial success, as measured by stock price appreciation. Stock option grants only have value to recipients if the price of York's stock appreciates in value from the date the options are granted, a benefit in which York stockholders participate as well.

    The Company's 1993 Incentive Stock Option Plan (the "ISO Plan") is a "qualified" plan under Section 422 of the Internal Revenue Code of 1986, as amended, which was approved by the Company's Stockholders at the Special Meeting in lieu of Annual Meeting held on September 23, 1993. The ISO Plan utilizes vesting periods to encourage key officers and employees to continue in the employ of the Company.

                                          Sincerely,

                                          H. Clifton Whiteman

                                          Stanley Weinstein

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Beningson is President and a major shareholder of RRR'S Ventures, Ltd. ("RRR'S"), in which the Chief Financial Officer of the Company is also a minor shareholder, which is a 25% general partner in Warbasse-Cogeneration Technologies Partnership L.P. ("WCTP"). RRR'S is also a limited partner in RV Associates L.P. ("RVA"), which in turn is a minority partner in B-41 Associates L.P. ("B-41 LP"), a limited partnership which is 74.7% owned by the Company. RRR'S is also a 10% general partner in York Cogen Partners L.P. ("YCP"), a limited partner in B-41 LP.

    At February 28, 1997, WCTP was indebted to the Company for approximately $2,006,000 related to operations and maintenance services from current and prior years, of which approximately $1,583,625 was paid subsequent to year end, for approximately $2,500,000 for loans to WCTP and for professional services paid on behalf of WCTP, and for approximately $28,810,000 related to the transfer of assets to WCTP, and indebted to YCP for $28,522,000.

    At February 28, 1997, approximately $62,000 was due to the Company from RRR'S as a result of general partner and administrative fees due to RRR'S by YCP offset by the cumulative effect of expenses paid by the Company on behalf of RRR'S.

    In Fiscal 1993, RVA received a distribution of $2,000,000 from B-41 LP which is expected to be charged against capital, concurrent with future allocations of income.

    During the fiscal year ended February 28, 1997, the Company purchased from Mr. Beningson, for one dollar, 85% of the outstanding shares of North American Energy Conservation, Inc. ("NAEC"), in conjunction with which the Company has been arranging wholesale electric power transactions. Mr. Beningson continues to own the remaining 15%. In fiscal 1997, prior to the acquisition, the Company recognized approximately $924,000 as reimbursement of cost from NAEC.

    At February 28, 1997, Mr. Beningson was indebted to the Company for $6,971,500 related to the exercise of warrants and purchase of common shares in prior years, Mr. Trachtenberg was indebted to the Company for $214,860 related to the exercise of options, and Mr. Paladino was indebted to the Company for $130,000 related to the exercise of options and an advance. All these amounts are non-interest bearing and are payable on demand. At February 28, 1997, Mr. Whiteman is indebted to the Company for $125,000 related to a demand loan which bears interest at prime.

    In March 1997, B-41LP settled all its obligations to Sanwa Business Credit Corporation ("SBCC") for a cash payment of $2,750,000. SBCC, in exchange for this cash payment, gave up all its interest in the future cash flow from the Brooklyn Navy Yard Project and has no continuing interest in any of the Company's projects or assets. In settling this obligation, B-41LP caused RVA and its partners to lose tax benefits that they would have been able to utilize. Therefore, the Company compensated RVA for its lost tax benefits in the total amount of $4 million. The form of this transaction with RVA and its partners was the exercise of 500,000 pre-existing warrants at $6 per share, for a total of $3,000,000, and the transfer of $1,000,000 of the note receivable from the Chairman to an entity designated by the Chairman.

    In the year ended February 28, 1997, the Company recorded $11,000,000 of fees for services rendered through February 28, 1997 to WCTP and RVA, two partnerships of which a company controlled by Mr. Beningson is the general partner. This amount was included in service revenues. These fees were recorded pursuant to a services agreement between WCTP, RVA, CTI and the Company. The services included ongoing negotiations of consolidation agreements with Con Edison and Edison Mission Energy, aiding in resolving various contract issues concerning WCTP's and RVA's power purchase agreements with Con Edison, and various issues related to the progress of the Brooklyn Navy Yard Project.

    The Company recognizes that potential conflicts of interest may arise by reason of the fact that Mr. Beningson controls RRR'S and RVA, and is President and Chief Executive Officer of the Company. Mr. Beningson has advised the Company that in all transactions between or affecting any affiliated entity and the Company he will act in the best interests of the stockholders of the Company, as determined by the Board of Directors of the Company, excluding himself.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the change in the Company's cumulative total shareholder return on its common shares with the Center for Research on Stock Prices (CRSP) Index for NASDAQ Stock Market (U.S. and Foreign) and the CRSP Index for NASDAQ Stocks (SIC 4900-4999 U.S. and Foreign).

  DATE     COMPANY INDEX   MARKET INDEX  PEER INDEX
---------  --------------  ------------  -----------
02/28/92        100.000        100.000      100.000
03/31/92         93.617         95.371       97.613
04/30/92         87.234         91.302       93.638
05/29/92        108.511         92.479       92.266
06/30/92         85.106         88.902       85.391
07/31/92         70.213         91.871       88.111
08/31/92        119.149         89.124       86.820
09/30/92        121.277         92.266       88.282
10/30/92        125.532         95.711       88.046
11/30/92        117.021        103/210       90.705
12/31/92        121.277        107.087       94.018
01/29/93        121.277        110.274       96.547
02/26/93        106.383        106.317       98.582
03/31/93        112.766        109.523      101.224
04/30/93        117.021        105.139       99.325
05/28/93        123.404        111.461       98.646
06/30/93        110.638        112.178       96.328
07/30/93        108.511        112.374       99.294
08/31/93        104.255        118.222       99.911
09/30/93        110.638        121.537      101.509
10/29/93        108.511        124.343      101.496
11/30/93         97.872        120.420       99.997
12/31/93        100.000        123.963      100.142
01/31/94         96.808        127.914      101.277
02/28/94         77.660        126.529       98.671
03/31/94         85.106        118.775       92.642
04/29/94         72.340        117.225       88.282
05/31/94         68.085        117.363       87.702
06/30/94         63.830        112.740       86.090
07/29/94         68.085        115.411       84.323
08/31/94         84.043        122.427       85.404
09/30/94         70.213        122.257       89.947
10/31/94         55.319        124.385       89.870
11/30/94         74.468        120.025       87.130
12/30/94         68.085        120.236       87.902
01/31/95         97.872        120.649       86.735
02/28/95        102.128        126.817       88.835
03/31/95        102.128        130.788       87.609
04/28/95         93.617        135.038       87.404
05/31/95         89.362        138.355       91.599
06/30/95        105.319        149.502       96.554
07/31/95         93.617        160.187      102.074
08/31/95        102.128        163.316      101.633

09/29/95         97.872        167.310      103.476
10/31/95        123.404        166.017      103.477
11/30/95        100.000        169.898      109.013
12/29/95         91.489        168.856      118.690
01/31/96        108.511        169.988      116.902
02/29/96        108.511        176.675      119.404
03/29/96        119.149        177.051      121.651
04/30/96        138.298        191.519      122.198
05/31/96        168.085        200.248      149.141
06/28/96        180.851        190.778      156.145
07/31/96        155.319        173.570      142.042
08/30/96        174.468        183.501      153.641
09/30/96        185.106        197.251      167.204
10/31/96        165.957        195.162      173.622
11/29/96        163.830        207.037      180.327
12/31/96        161.702        206.722      175.994
01/31/97        178.723        221.509      211.347
02/28/97        157.447        209.680      191.644

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation received by the Company's Chief Executive Officer and the remaining most highly paid executive officers for the three fiscal years ended February 28, 1997.

                                                   ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                      ----------------------------------------------  ---------------------------------------
                                                                                               AWARDS              PAYOUTS
                                                                                      ------------------------  -------------

                                                                                          RESTR
                                                                           OTHER          STOCK      OPTIONS/       LTIP
                                                  SALARY      BONUS    COMPENSATION      AWARDS        SAR'S       PAYOUTS
NAME                                    YEAR        ($)        ($)        ($)(1)           ($)        (#)(2)         ($)
------------------------------------  ---------  ---------  ---------  -------------  -------------  ---------  -------------
ROBERT M. BENINGSON                        1997    480,681          0            0              0            0            0
  Chairman, President &                    1996    400,681          0            0              0            0            0
  Chief Executive                          1995    371,082          0            0              0      375,000            0
  Officer
MICHAEL TRACHTENBERG                       1997    199,231    100,000            0              0            0            0
  Executive Vice                           1996    190,000          0            0              0            0            0
  President & Chief                        1995    190,000          0            0              0      100,000            0
  Financial and
  Accounting Officer
ROBERT C. PALADINO                         1997    193,846    100,000            0              0            0            0
  Executive Vice                           1996    179,538          0       15,000              0            0            0
  President                                1995    164,924          0            0              0       50,000            0



                                       ALL OTHER
                                        COMPEN-
                                        SATION
NAME                                    ($)(3)
------------------------------------  -----------
ROBERT M. BENINGSON                       18,875
  Chairman, President &                   12,109
  Chief Executive                         19,737
  Officer
MICHAEL TRACHTENBERG                      23,418
  Executive Vice                          14,699
  President & Chief                       18,863
  Financial and
  Accounting Officer
ROBERT C. PALADINO                        23,418
  Executive Vice                          14,699
  President                               16,180

------------------------

(1) Forgiveness of indebtedness.

(2) The Company does not grant SAR's. In Fiscal 1995, all grants were qualified stock options.

(3) Represents the value of the Company's contribution to the ESOP allocable to executives' accounts for such year.

                                 OPTION GRANTS

    Presented below is more information concerning the option awards shown on the Summary Compensation Table for the fiscal year ended February 28, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                     INDIVIDUAL GRANTS
                                             ------------------------------------------------------------------    ALTERNATIVE
                                                OPTIONS       % OF TOTAL OPTIONS      EXERCISE                     GRANT DATE
                                                GRANTED      GRANTED TO EMPLOYEES       PRICE      EXPIRATION     PRESENT VALUE
NAME                                              (#)           IN FISCAL YEAR        ($/SHARE)       DATE             ($)
-------------------------------------------  -------------  -----------------------  -----------  -------------  ---------------
ROBERT M. BENINGSON........................            0                 N/A                N/A           N/A             N/A
MICHAEL TRACHTENBERG.......................            0                 N/A                N/A           N/A             N/A
ROBERT C. PALADINO.........................            0                 N/A                N/A           N/A             N/A

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information on option exercises in Fiscal 1996 by the named executive officers and the value of such officers unexercised options at February 28, 1997.

                                                                                                  VALUE OF UNEXERCISED
                                               SHARES                   UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                             ACQUIRED ON    VALUE     AT FISCAL YEAR END (#)    AT FISCAL YEAR END ($)(1)
                                              EXERCISE    REALIZED   -------------------------  -------------------------
NAME                                             (#)       ($) (1)   EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
-------------------------------------------  -----------  ---------  ----------  -------------  ----------  -------------
ROBERT M. BENINGSON........................           0           0   2,325,000            0     8,630,500             0
MICHAEL TRACHTENBERG.......................      35,000     196,875     193,000       72,000       802,175       352,950
ROBERT C. PALADINO.........................       5,000      32,000     156,000       40,000       632,275       192,475

------------------------

(1) Value calculated is the difference between closing price on the date of exercise or fiscal year end, respectively, and the exercise price.

                               PENSION PLAN TABLE

    The following table shows estimated annual retirement benefits payable to executive officers and employees.

                                                                           YEARS OF SERVICE (2)
                                                     ----------------------------------------------------------------
REMUNERATION(1)                                         10         15         20         25         30         35+
---------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
 50,000............................................      3,200      4,125      5,200      6,250      7,500      8,750
100,000............................................      8,200     11,625     15,200     18,250     21,675     24,175
150,000............................................     13,200     19,125     25,200     30,750     36,675     40,425
200,000............................................     18,200     26,625     35,200     43,250     51,675     56,675
250,000............................................     23,200     34,125     45,200     55,750     66,675     72,925

------------------------

(1) Based on highest five year average and includes annual salary and cash bonus, if any. Benefits are not subject to deduction for social security.

(2) The years of credited service for individuals listed in the Summary Compensation Table are 41 for Robert M. Beningson, 10 for Robert C. Paladino, and 14 for Michael Trachtenberg.

IRS regulations limit the amount of compensation credited for Pension Plan purposes to $150,000 per year, subject to cost of living increases.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    On one occasion, Mr. Robert Paladino, an officer of the Company, filed a Form 4 one month late, which reported the exercise of options and the gift of those shares to a charity.

STOCK OPTION PLANS

    The Company has a 1982 Incentive Stock Option Plan (the "1982 ISO Plan") which is a "qualified" plan under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). All 1,400,000 qualified stock options authorized under the 1982 ISO Plan have been granted. The Plan expired on April 26, 1992. Options to purchase 492,583 shares remain outstanding under the Plan as of May 31, 1997.

    The York Research Corporation 1993 Incentive Stock Option Plan (the "1993 ISO Plan") authorizes the granting from time to time of options to purchase shares of the Company's Common Stock ("Options") to officers and employees of and consultants to the Company and its subsidiaries ("Employees"), up to a maximum of 3,000,000 shares of Common Stock in the aggregate. Non-employee Directors of the Company are not eligible to receive options under the 1993 ISO Plan. Options may either be "incentive stock options" ("ISO's") under Section 422 of the Internal Revenue Code of 1986, or may be non-qualified options. In the case of ISO's granted under the ISO Plan, the exercise price of each ISO must not be less than the fair market value of the Common Stock of the Company on the date the ISO is granted, except that, in the case of an ISO granted to any person whose stock ownership at the time of the grant exceeds 10% of the combined voting power of all classes of stock of the Company or any subsidiary ("10% Holder"), the exercise price must be at least 110% of the fair market value of the Common Stock on the date of grant. The term "fair market value" for purposes of the 1993 ISO Plan is the closing price of a share of Common Stock of the Company as reported by NASDAQ. With respect to non-qualified options, the exercise price is set by the Incentive Stock Option Committee ("ISO Committee"), but will not be less than the par value per share of the Company's common stock. The 1993 ISO Plan provides that each option agreement shall specify a period during which the Option is exercisable of not more than 10 years from the date of grant except that Options granted to 10% Holders shall not be exercisable after the expiration of five years from the date of grant. Options are exercisable until the date of termination of employment unless the ISO Committee agrees to extend the option period for up to three months beyond the employment termination date. The ISO Committee also determines when each Option granted under the 1993 ISO Plan will become exercisable. Payment for shares upon exercise of Options may be in cash, an exchange of shares of the Company's Common Stock if deemed acceptable to the ISO Committee, a promissory note for such part of the purchase price as is deemed acceptable to the ISO Committee, the terms of any such promissory note to be determined by the ISO Committee or by any combination of the foregoing. Options to purchase 1,226,244 shares remain outstanding under the 1993 ISO Plan as of May 31, 1997.

EMPLOYEE STOCK OWNERSHIP PLAN

    During 1988, the Company adopted an Employee Stock Ownership Plan ("ESOP"). The ESOP purchases shares of Common Stock from the Company and, occasionally, on the open market. To purchase these shares the ESOP borrowed the funds from the Company. The repayment of these loans is expected from future employer contributions to the Plan and ESOP third party funding (including sales of shares). The Company contributed approximately $525,000, $413,000 and $373,000 to the ESOP during Fiscal 1997, 1996, and 1995, respectively.

    Mr. Whiteman is the Trustee of the ESOP. The shares that are held by the ESOP are allocated annually to individual employees according to a formula set forth in the ESOP.

EMPLOYEE SAVINGS PLAN

    In 1988, the Company adopted the York Research Corporation 401(k) Plan (the "401(k) Plan"). The 401(k) Plan allows employees of the Company to defer a portion of their earnings on a pre-tax basis through contributions to the 401(k) Plan. The Company may at its discretion make a contribution to the 401(k) Plan. To date, the Company has elected not to contribute to the 401(k) Plan.

DEFINED BENEFIT PLAN

    The Company has a defined benefit pension plan covering substantially all employees not covered by a collective bargaining agreement. The benefits are based on years of service and the highest consecutive five years of the employees' compensation. The Company's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's funding standards. Contributions are intended to provide, not only for benefits attributed to service to date, but also for those expected to be earned in the future.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the information indicated as of May 31, 1997, as to all persons known by the Board of Directors to be the beneficial owners of more than five percent of the Corporation's Common Stock.

                                                                              AMOUNT AND NATURE
                                                                                OF BENEFICIAL      PERCENT OF
NAME OF BENEFICIAL OWNER                                                          OWNERSHIP         CLASS (1)
----------------------------------------------------------------------------  ------------------  -------------
Robert M. Beningson.........................................................        3,491,000(1)(2)        21.1%
  280 Park Avenue
  Suite 2700 West
  New York, NY 10017
H. Clifton Whiteman.........................................................        1,224,020(1)(4)         8.2%
  280 Park Avenue
  Suite 2700 West
  New York, NY 10017
York Research Corporation...................................................        1,108,820             7.5%
  Employee Stock Ownership Plan
  280 Park Avenue
  Suite 2700 West
  New York, NY 10017

------------------------

See note references below.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the information indicated as of May 31, 1996 with respect to common stock of the Company beneficially owned by directors and officers of the Company and by directors and officers as a group:

                                                              AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP    CLASS (1)
------------------------------------------------------------  --------------------  -------------
Robert M. Beningson.........................................         3,491,000(2)          21.1%
Stanley Weinstein...........................................            20,000(3)              (3)
H. Clifton Whiteman.........................................         1,224,020(4)           8.2%
Michael Trachtenberg........................................           276,434(5)           1.8%
Robert C. Paladino..........................................           202,000(6)           1.3%
Directors and officers as a group (5) persons...............         5,213,454             30.5%

------------------------

(1) The Percent of Class is based upon 14,854,132 issued and outstanding shares of common stock as of the May 31, 1997 plus the shares that underlie unexercised warrants or options held by the individuals.

(2) Includes 1,324,000 shares owned directly plus warrants to purchase 1,150,000 shares of common stock, options to purchase 575,000 shares of common stock and 442,000 shares owned by RRR'S Ventures, Ltd., a corporation controlled by Mr. Beningson.

(3) Includes warrants to purchase 20,000 shares of common stock. Less than 1% ownership.

(4) Includes 75,200 shares owned directly by Mr. Whiteman, warrants to purchase 40,000 shares of common stock, and 1,108,820 shares held by the ESOP of which Mr. Whiteman is the trustee.

(5) Includes 36,434 shares owned directly by Mr. Trachtenberg and options to purchase 240,000 shares of common stock.

(6) Includes 2,600 shares owned directly by Mr. Paladino and options to purchase 198,000 shares of common stock.

ITEM 2.

                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board recommends that the stockholders ratify its selection of Grant Thornton LLP, independent certified public accountants, to audit the accounts of the Company for its fiscal year ending February 28, 1998. Grant Thornton LLP has served as the independent certified public accountant for the Company since November, 1991. A representative of Grant Thornton LLP will be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions raised at the Meeting.

                   THE BOARD RECOMMENDS THAT THE STOCKHOLDERS
                           VOTE FOR SUCH RATIFICATION

                                 OTHER MATTERS

    The Board does not intend to bring any other matters before the Meeting and, at the time of filing this Proxy statement with the Securities and Exchange Commission, is not aware that any other matters are to be presented for action at the Meeting by others. If any other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting the proxies on such matters.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

    In order for stockholder proposals to be eligible for inclusion in the Company's proxy material relating to its 1998 Annual Meeting of Stockholders, they must be received by the Company no later than February 16, 1998.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Robert M. Beningson
                                          President and Chairman of the Board

                           YORK RESEARCH CORPORATION
                      -----------------------------------

                                SUPPLEMENT DATED
                                 JUNE 12, 1997
                                       TO
                                PROXY STATEMENT
                              DATED JUNE 16, 1997

    On June 12, 1997, after the Proxy Statement for the Annual Meeting of the Stockholders of York Research Corporation (the "Corporation") to be held on July 17, 1997 had been printed, Mr. H. Clifton Whiteman, a Class B director of the Corporation, resigned. The remaining directors of the Corporation, Mr. Robert Beningson, the Corporation's Chairman and Chief Executive Officer, and Mr. Stanley Weinstein, will select a replacement for Mr. Whiteman to serve the balance of his term.